CONFIDENTIAL LETTER OF INTENT

June 24, 2019

iGambit Inc.
1050 W. Jericho Turnpike, Suite A
Smithtown, New York 11787

Attention:	John Salerno, Chief Executive Officer
Elisa Luqman, Chief FInancial Officer, Executive Vice President and General Counsel

Dear Mr. Salerno and Ms. Luqman:

This Confidential Letter of Intent (“LOI”) sets forth the principal business points for the proposed transactions described herein (the “Transactions”) between Clinigence Holdings, Inc., a Delaware corporation (“Clinigence”), on one hand, and iGambit Inc., a Delaware corporation (“iGambit”) and John Salerno, the holder of a majority of the votes eligible to be cast by all stockholders of iGambit (the “Signing Stockholder”), on the other hand, under which Clinigence and iGambit will combine and expand their respective businesses.

1.	Transactions.

a.	Pre-Merger Promissory Note. Concurrently with the execution and delivery of this LOI, Clinigence and iGambit are entering into a Promissory Note, in the form attached hereto as Exhibit A (the “Promissory Note”), pursuant to which Clinigence shall loan to iGambit $393,092.28 solely to pay off the iGambit convertible notes set forth in Schedule A attached to the Promissory Note and any remainder thereof to be utilized as working capital to maintain iGambit’s operations and public company compliance until the consummation of the Merger (defined below).

b.	Pre-Merger iGambit Recapitalization. Immediately prior to the consummation of the Merger (i) all issued and outstanding Series A Preferred Stock of iGambit shall be redeemed at $0.001 per share so that the only issued and outstanding equity securities of iGambit shall be common stock, (ii) any promissory notes shall be repaid or converted , and (iii) iGambit shall complete a to-be-mutually-determined reverse stock split such that the only issued and outstanding equity securities, including outstanding options and warrants, of iGambit shall be shares of common stock. iGambit shall provide an information statement to its securityholders with respect to the recapitalization actions set forth in the prior sentence at least 20 days prior to such actions becoming effective.

c.	Merger. Immediately following the completion of the steps set forth in Section 2(b) above, iGambit shall issue newly-issued shares of common stock, on a fully-diluted pro rata basis, to the equityholders of Clinigence in exchange for 100% of the outstanding equity securities of Clinigence by means of a reverse triangular merger in which a newly formed wholly owned subsidiary of iGambit shall merge with and into Clinigence, with Clinigence continuing as the surviving corporation (the “Merger”). If the closing of the Merger occurs (the “Closing”), the former Clinigence equityholders shall own 85% of iGambit’s issued and outstanding common stock and the former iGambit equityholders shall own 15% of iGambit’s issued and outstanding common stock, in each case on a fully-diluted, as converted basis as of immediately prior to the Closing (including options, warrants and other rights to acquire equity securities of iGambit). To the extent necessary, iGambit shall increase the authorized number of shares to complete the issuance of shares set forth in the first sentence of this Section 1(c). In connection with the Merger, all outstanding indebtedness of iGambit shall be: (i) paid or discharged in full immediately prior to Closing, (ii) remain outstanding following the Closing, (iii) worked out with payment plans prior to Closing, and/or (iv) converted to common stock of iGambit prior to Closing, in each case, as mutually agreed to per the Definitive Agreements (defined below). Any repurchase rights applicable to shares of Clinigence common stock prior to the Merger shall remain in effect after the Closing, and shall become rights to repurchase the shares of iGambit common stock issued in exchange for such shares of Clinigence common stock.

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d.	Change of Name and Ticker Symbol. Following the Closing, iGambit shall change its name to Clinigence Holdings, Inc. (“Clinigence Holdings”) and apply for the Financial Industry Regulatory Authority (“FINRA”) to change its ticker symbol, and Clinigence shall change its name to Clinigence, Inc.

2.	Corporate Governance.

a.	Board. Following the Closing, the board of directors of Clinigence Holdings shall consist of the following individuals: Warren Hosseinion (chairman), Kobi Margolin, Larry Schimmel, Martin Breslin, Mitch Creem, Mark Fawcett, David Meiri, John Waters and Elisa Luqman. The Signing Stockholder shall be an observer to the Board. Each director shall enter into mutually agreeable director and indemnification agreements with Clinigence Holdings, and Clinigence Holdings shall obtain D&O insurance acceptable to the directors.

b.	Officers. Following the Closing, the following individuals shall hold the following officer positions of Clinigence Holdings: Kobi Margolin – Chief Executive Officer, Elisa Luqman – Chief Financial Officer and General Counsel, Larry Schimmel – Chief Medical Officer. Each officer shall enter into mutually agreeable officer and indemnification agreements with Clinigence Holdings.

c.	HealthDatix. Following the Closing, Clinigence Holdings shall retain the entire HealthDatix team, consisting of the following people: Jerry Robinson, Mary Jane Robinson, Kathleen Shepherd and Mario Arnaoutoglou-Andreou, for a period of at least two (2) years.

d.	Compensation. Following the Closing, Elisa Luqman shall enter into a mutually agreeable employment arrangement with Clinigence Holdings. Clinigence Holdings shall establish an equity incentive plan or similar incentive plan adopted by the Board.

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3.	Definitive Agreements. Clinigence counsel shall prepare a draft merger agreement (such merger agreement and any other definitive agreements, the “Definitive Agreements”) containing representations, warranties, closing conditions customary for transactions similar to the proposed Transactions. The Closing shall occur as soon as reasonably practical. The Signing Stockholder and other iGambit control persons reasonably requested by Clinigence shall irrevocably agree to vote for the Merger and not tender shares to an alternative proposal as long as the Definitive Agreements remain in effect. The Signing Stockholder shall also provide representations and warranties relating to his equity ownership of iGambit and those representations and warranties set forth in the below Section 4 with respect to iGambit.

4.	Representations and Warranties. The Definitive Agreements shall contain customary representations and warranties by the parties, including but not limited to: (a) organization, qualification and corporate power, (b) noncontravention, (c) capitalization (including that all equity issuances by iGambit or Clinigence, as applicable, and equity rights granted by iGambit or Clinigence, as applicable, have been duly authorized by iGambit or Clinigence, as applicable), (d) broker’s fees, (e) title to assets, (f) subsidiaries, (g) financial statements, (h) undisclosed liabilities, (i) legal compliance, (j) real property, (k) tangible assets, (l) employees and employee benefits, (o) guaranties, (p) certain business practices, (q) parachute payments, (r) environmental, health and safety, (s) tax matters, (t) intellectual property, (u) notes and accounts receivable, (v) litigation, (w) affiliate transactions, (x) required consents, and (y) ownership of shares.

5.	Conditions to Closing. The Definitive Agreements shall contain customary closing conditions, including but not limited to:

a.	Accuracy and completeness of representations and warranties at signing and Closing in all material respects (or, if qualified by materiality or material adverse effect, in all respects).

b.	Performance of covenants.

c.	Absence of action challenging or prohibiting the transaction.

d.	No material adverse effect will have occurred.

e.	All material third-party consents, permits, licenses and other approvals identified in due diligence will have been obtained.

f.	Requisite corporate approval of iGambit and Clinigence of all transaction documents.

g.	iGambit will be OTCQB qualified and its securities will be DTC eligible.

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h.	iGambit will have filed all forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission, including information required pursuant to Rule 14f-1 of the Securities and Exchange Act regarding the Transactions.

i.	The parties will have prepared a draft 8-K in a form reasonably satisfactory to Clinigence, to be filed immediately following Closing.

j.	iGambit will have provided required notice to FINRA of the Pre-Merger Recapitalization, as set forth in Section 1(b) above and the Merger, and obtained all required FINRA approvals related to the Transactions.

k.	The Pre-Merger Recapitalization and satisfaction of iGambit debt, as set forth in Section 1(b) above, will have been completed in a manner satisfactory to Clinigence.

l.	The audit of Clinigence will have been completed.

m.	iGambit will have obtained a satisfactory fairness opinion.

n.	Clinigence will have completed two (2) years of audited financial statements.

6.	No-Shop. For 60 days after the date that this LOI becomes effective (the “No-Shop Period”), neither iGambit nor any of its officers, directors, representatives, advisors, investment bankers, agents or affiliates nor the Signing Stockholder shall, directly or indirectly, (a) solicit, negotiate, initiate or encourage submission of any proposal to enter into an Alternative Transaction (as defined below), (b) enter into any agreement with respect to an Alternative Transaction, (c) participate in any discussions or negotiations that may reasonably be expected to lead to an Alternative Transaction, or (d) furnish any information to any person to facilitate the making of an Alternative Transaction, or permit any person under its control to do any of the foregoing. An “Alternative Transaction” shall mean a transaction in which (i) a person or group acquires, directly or indirectly, securities representing 20% or more of the voting power of iGambit’s outstanding securities, or properties or assets constituting 20% or more of the consolidated assets of iGambit and its subsidiaries or (ii) (A) iGambit issues securities representing 20% or more of its total voting power, including in the case of (i) and (ii) by way of merger or other business combination with iGambit or any of its subsidiaries or (B) iGambit engages in a merger or other business combination such that the holders of voting securities of iGambit immediately prior to the transaction do not own more than 80% of the voting power of securities of the resulting entity. During the No-Shop Period, the Signing Stockholder shall continue to operate iGambit and its business in good faith and in the ordinary course of business consistent with past practice and the Signing Stockholder and iGambit shall provide Clinigence with written notice within 24 hours of receipt by the Signing Stockholder, iGambit or any of their representatives of any offer, inquiry or request for information relating to any potential proposal to acquire the assets or equity of iGambit.

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7.	Termination Fee. In the event that either iGambit or Clinigence terminates this LOI prior to the Expiration Date (defined below) for any reason other than Cause (defined below), such terminating party shall promptly (and in any event within two business days) following such termination pay $25,000 (the “Termination Fee”) to the non-terminating party. “Cause” shall mean (i) a material breach by the non-terminating party of the terms of the LOI that, if curable, has not been cured within 10 days after the non-terminating party has received notice from the terminating party of such breach, (ii) discovery by the terminating party during pre-Merger diligence of information regarding the non-terminating party that would reasonably have a material adverse effect on the Transactions, or (iii) fraud, gross negligence or willful misconduct by the non-terminating party. The parties hereto acknowledge that (i) the agreements contained in this Section 7 are an integral part of the transactions contemplated by this LOI, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the non-terminating party in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating the Transaction and in reliance on this LOI and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this LOI.

8.	Confidentiality. The parties agree that this LOI and its provisions are subject to that certain Master Mutual Non-Disclosure Agreement, dated May 31, 2019, by and between Clinigence and iGambit (the “NDA”).

9.	Expenses. iGambit and Clinigence shall each bear their own respective transaction expenses, including fees and expenses of legal counsel, investment bankers and other advisors, incurred in connection with the proposed Transactions.

10.	Expiration: This LOI will expire at the close of business at 5:00 pm EDT on June 24, 2019 (the “Expiration Date”), unless executed by iGambit and the Signing Stockholder, and delivered to Clinigence prior to that time.

11.	Entire Agreement. This LOI, together with the Promissory Note and the NDA, and any documents, instruments and certificates explicitly referred to herein and therein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including that certain Confidential Nonbinding Indication of Interest, dated as of May 30, 2019, by and between iGambit and Clinigence. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

12.	Governing Law and Jurisdiction. This LOI is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law rule that shall cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

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13.	Binding Effect. This LOI constitutes a binding agreement between iGambit, Clinigence and the Signing Stockholder solely with respect to Section 1(a) (Pre-Merger Promissory Note), the second sentence of Section 1(c) (Merger), Section 6 (No-Shop), Section 7 (Termination Fee), Section 8 (Confidentiality), Section 9 (Expenses), Section 10 (Expiration), Section 11 (Entire Agreement), Section 12 (Governing Law and Jurisdiction) and this Section 13 (No Binding Effect); but otherwise does not constitute a binding agreement or offer by any party hereto or any of its affiliates to consummate the Transactions, or enter into any Definitive Agreement. Except for the Promissory Note, no contract, agreement, obligation, commitment or liability with respect to the proposed Transactions or any other transaction shall exist or be deemed to exist by virtue of this LOI, any other written or oral expression with respect to the proposed Transactions or otherwise, unless and until the parties have completed negotiations and obtained corporate approvals for, and have executed and delivered, the Definitive Agreements. For the purposes of this LOI, the term “Definitive Agreements” shall not include any written or oral acceptance of any offer or bid, any term sheet or any letter of intent or other written expression of Clinigence’s or iGambit’s intentions to negotiate or enter into a definitive merger agreement.

(Signatures on the following the page)

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If you are in agreement with the terms set forth above and desire to proceed with the proposed Merger on that basis, please sign this LOI in the space provided below and return a fully executed copy by email to kobi.margolin@clinigence.com.

Sincerely,

CLINIGENCE HOLDINGS, INC.

By: /s/ Jacob Margolin	Date: June 24th, 2019
Name: Jacob Margolin
Title: President

By: /s/ Warren Hosseinion	Date: June 24th, 2019
Name: Warren Hosseinion
Title: Chairman of the Board of Directors

ACCEPTED AND AGREED:

IGAMBIT, INC.

By: /s/ John Salerno	Date: June 24th, 2019
Name: John Salerno
Title: Chief Executive Officer

JOHN SALERNO

/s/ John Salerno	Date: June 24th, 2019
John Salerno

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Exhibit A

Promissory Note

Attached